Exhibit 99.1

iSpecimen Reports Second Quarter 2022 Financial and Operating Results

- Enhanced iSpecimen Marketplace Platform® with Data Integration Capabilities to Simplify the Ingestion and Maintenance of Biospecimen Inventories for Providers -

LEXINGTON, MA, August 4, 2022 – iSpecimen Inc. (Nasdaq: ISPC) (“iSpecimen” or the “Company”), an online global marketplace that connects scientists in need of biospecimens for medical research with a network of healthcare specimen providers, today reported its financial and operating results for the three- and six-month period ended June 30, 2022.

“During the first half of 2022, we remained intensely focused on refining the iSpecimen Marketplace® platform along with expanding our healthcare specimen provider network. As a result, during the second quarter, we expanded the capabilities of the iSpecimen Marketplace to better support the sourcing of biospecimens critical for medical research and welcomed new healthcare providers specializing in oncology and cardiovascular disease research. Together, these efforts are helping to alleviate supply constraints, which will ultimately help researchers get the specimens they need to advance the pace of medical discovery,” said Christopher Ianelli, MD, PhD, CEO and President of iSpecimen.

“The first half of 2022 also posed challenges outside of our control, namely geopolitical unrest that affected some key suppliers and a difficult economic environment that is impacting some of our research clients. Despite these challenges, we remain extremely confident that the execution of our strategy, along with our investments in technology, supply development, and key personnel will continue to improve our position to gain market share over the coming quarters. I also believe that our leadership, including our senior team and our board, has done a great job of navigating the challenges of the past two years and we look forward to realizing the benefits of the ongoing development work and the restructuring of our marketing and sales processes – and returning to growth,” concluded Dr. Ianelli.

Q2 2022 Financial & Operational Highlights

●	Revenue mix in Q2 2022 was comprised of approximately $2.2 million in general specimen revenue and approximately $0.2 million in COVID-related revenue, or 93% and 7% of revenue, respectively, compared to approximately $2.0 million in general specimen revenue and $0.9 million in COVID-related revenue, or 69% and 31% of revenue, respectively the same period a year ago. This resulted in an 8% increase in general specimen revenue for Q2 2022 compared to the same prior year’s period.

●	Unique supplier organizations under agreement were 214 as of June 30, 2022, up from 205 as of March 31, 2022.

●	Unique customer organizations who have purchased from iSpecimen totaled 459 as of June 30, 2022, an increase of 21% year over year.

●	iSpecimen Marketplace had nearly 6,000 registered research and supplier users as of June 30, 2022, up 32% year-over-year.

Recent Corporate Updates

●	Expanded its global biospecimen suppliers list on the iSpecimen Marketplace™ platform with the addition of new suppliers concentrated on the advancement of oncology and cardiovascular disease research.

●	Appointed Evan Cox, an industry veteran and healthcare data expert, as Vice President of Product Management to better support development efforts. In this role, Evan Cox is focused on the growth and future development of the Marketplace platform.

●	Presented new research on optimizing biobanking in three presentations at a key industry event, this year's International Society for Biological and Environmental Repositories (ISBER) Annual Meeting in Atlanta, GA.

●	Enhanced its iSpecimen Marketplace® platform with a redesigned platform with an easy-to-use interface that allows researchers to directly search for desired samples in iSpecimen's provider network via a Google-like search bar. The new software includes improved search and supplier data integration capabilities that have been designed to efficiently connect scientists with well-matched samples for their research, as well as help to increase supplier inventory utilization.

●	Added Acutis Diagnostics, a clinical diagnostics laboratory, to its platform as a laboratory services provider. Through this relationship, iSpecimen now offers sequencing services to its research community to help researchers better understand genetic mutations and their impact on diseases such as COVID-19 and cancer.

Financial Results for the Second Quarter of 2022

Revenue for the second quarter of 2022 was approximately $2.3 million, compared to approximately $2.9 million for the second quarter of 2021. The decrease in revenue was due to was primarily attributable to the continuing decline in sales of COVID-19 specimens, when compared to the same period in the prior year.

Cost of revenue was approximately $1.0 million for the second quarter of 2022, compared to approximately $1.5 million for the second quarter of 2021. The decrease was attributable to a 40% decrease in the average cost per specimen impacted by the specimen mix, offset somewhat by a 12% increase in the number of specimens accessioned for the current period compared to the same prior year's period.

General and administrative expenses were approximately $1.6 million for the second quarter of 2022, compared to approximately $1.5 million for the second quarter of 2021. The increase was primarily attributable to increases in directors’ and officers’ insurance and operating and maintenance expenses, somewhat offset by a reduction in compensation costs.

Net loss was approximately $2.6 million or $(0.30) per share for the second quarter 2022, compared to net loss of approximately $1.4 million or $(0.87) per share for the same period in 2021.

Cash was approximately $23.7 million as of June 30, 2022, compared to approximately 27.7 million as of December 31, 2021.

Conference Call and Webcast Information

The Company will host a conference call and audio webcast today, Thursday, August 4, 2022 at 8:30 a.m. Eastern Time featuring remarks by Christopher Ianelli, MD, PhD, CEO and President, Tracy Curley, CFO and Treasurer, and Jill Mullan, COO and Secretary.

Event:	iSpecimen Second Quarter 2022 Results Conference Call

Date:	Thursday, August 4, 2022

Time:	8:30 a.m. Eastern Time

Live Call:	+1-877-425-9470 (U.S. Toll Free) or +1-201-389-0878 (International)

Webcast:	https://event.choruscall.com/mediaframe/webcast.html?webcastid=4jeXXrdH

For interested individuals unable to join the conference call, a replay will be available through August 18, 2022, at +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 13730127. An archived version of the webcast will also be available on iSpecimen’s Investor Relations site: https://ispecimen.irpass.com/.

About iSpecimen

iSpecimen (Nasdaq: ISPC) offers an online marketplace for human biospecimens, connecting scientists in commercial and non-profit organizations with healthcare providers that have access to patients and specimens needed for medical discovery. Proprietary, cloud-based technology enables scientists to intuitively search for specimens and patients across a federated partner network of hospitals, labs, biobanks, blood centers and other healthcare organizations. For more information, please visit www.ispecimen.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are characterized by future or conditional verbs such as "may," "will," "expect," "intend," "anticipate," believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information.

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the risks factors contained in the Company's filings with the Securities and Exchange Commission, which are available for review at www.sec.gov. Forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company's forward-looking statements occurs, the Company's business, financial condition and operating results may vary materially from those expressed in the Company's forward-looking statements.

Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Investor Contact

KCSA Strategic Communications

Allison Soss

iSpecimen@kcsa.com

Media Contacts

KCSA Strategic Communications

Raquel Cona / Shana Marino

iSpecimen@kcsa.com

iSpecimen Inc.
Condensed Balance Sheets

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets:
Cash	$23,691,175	$27,738,979
Accounts receivable - unbilled	1,264,278	1,739,020
Accounts receivable, net of allowance for doubtful accounts of $289,207 and $269,170 at June 30, 2022 and December 31, 2021, respectively	1,660,076	3,002,442
Prepaid expenses and other current assets	374,867	327,035
Tax credit receivable, current portion	140,873	140,873
Total current assets	27,131,269	32,948,349
Property and equipment, net	23,648	32,781
Internally developed software, net	2,954,936	2,710,867
Operating lease right-of-use asset	260,003	—
Security deposits	27,601	27,601
Total assets	$30,397,457	$35,719,598
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$433,026	$832,678
Accrued expenses	634,256	1,009,803
Accrued interest	7,778	8,167
Operating lease current obligation	152,780	—
Term loan, net of debt discount, current portion	466,667	—
Deferred revenue	334,980	654,746
Total current liabilities	2,029,487	2,505,394
Operating lease long-term obligation	107,975	—
Term loan, net of debt discount - long term	2,962,065	3,422,616
Total liabilities	5,099,527	5,928,010

Commitments and contingencies (See Note 6)

Stockholders’ equity
Common stock, $0.0001 par value, 200,000,000 shares authorized, 8,904,711 issued, and 8,873,711 outstanding at June 30, 2022 and 8,764,479 issued and 8,733,479 outstanding at December 31, 2021	887	873
Additional paid-in capital	68,307,168	67,810,289
Treasury stock, 31,000 shares at June 30, 2022 and December 31, 2021, at cost	(172)	(172)
Accumulated deficit	(43,009,953)	(38,019,402)
Total stockholders’ equity	25,297,930	29,791,588
Total liabilities and stockholders’ equity	$30,397,457	$35,719,598

iSpecimen Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$2,338,688	$2,903,876	$4,857,348	$5,867,683
Operating expenses:
Cost of revenue	999,743	1,489,196	2,165,659	3,112,847
Technology	635,650	361,799	1,163,173	771,750
Sales and marketing	950,563	647,592	1,697,994	1,176,978
Supply development	242,380	100,693	424,450	212,269
Fulfillment	519,994	287,275	963,788	556,371
General and administrative	1,575,365	1,545,852	3,385,679	2,508,643
Total operating expenses	4,923,695	4,432,407	9,800,743	8,338,858
Loss from operations	(2,585,007)	(1,528,531)	(4,943,395)	(2,471,175)

Other income (expense), net
Interest expense	(42,273)	(1,133,479)	(80,321)	(1,986,407)
Change in fair value of derivative liability on convertible notes	—	(117,000)	—	(271,000)
Change in fair value of derivative liability on bridge notes and bridge notes, related parties	—	1,630,700	—	1,582,700
Gain (loss) on extinguishment of bridge notes and bridge notes, related parties	—	9,746	—	(2,740,425)
Loss on extinguishment of convertible notes and convertible notes, related parties	—	(260,185)	—	(260,185)
Gain on extinguishment of note payable	—	—	—	788,156
Other income (expense), net	6,590	3,663	6,630	(69)
Interest income	13,881	172	26,535	—
Total other income (expense), net	(21,802)	133,617	(47,156)	(2,887,230)
Net loss	$(2,606,809)	$(1,394,914)	$(4,990,551)	$(5,358,405)

Net loss per share - basic and diluted	$(0.30)	$0.87	$(0.57)	$(4.21)

Weighted average shares of common stock outstanding - basic and diluted	8,821,698	1,611,774	8,793,723	1,273,993